Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Separation Agreement”) is made between AVROBIO, Inc., a Delaware corporation (the “Company”), and Katina Dorton (the “Executive”). The Company together with Executive shall be referred to as the “Parties.”

WHEREAS, the Parties entered into an Employment Agreement dated June 8, 2018 (the “Employment Agreement”) which replaced and superseded a prior employment agreement between the Parties, dated July 20, 2017 (the “Prior Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, the Company agreed to provide the Executive with certain severance pay and benefits (the “Severance Benefits”) in the event the certain cessations of employment, subject to, among other things, the Executive entering into, not revoking and complying with a Separation Agreement and Release;

WHEREAS, the Company’s Board of Directors appreciates the Executive’s contributions to the Company;

WHEREAS, the Executive’s employment with the Company will end pursuant to Section 3(d) of the Employment Agreement effective December 17, 2018 (the “Last Date of Employment”);

WHEREAS, this Separation Agreement is the Separation Agreement and Release referred to in the Employment Agreement;

WHEREAS, in exchange for, among other things, the Executive entering into and not revoking this Separation Agreement and fully complying with the Continuing Obligations (as defined below), the Company shall provide the Executive with the Severance Benefits as described in Section 3 of this Separation Agreement; and

WHEREAS, the payments and benefits set forth in this Separation Agreement are the exclusive payments and benefits to Executive in connection with the ending of Executive’s employment. By entering into this Separation Agreement, Executive acknowledges and agrees that she is not entitled to any other severance pay, benefits or equity rights including without limitation pursuant to any severance plan, program or arrangement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Resignation from Positions. The Executive hereby resigns as of the Last Date of Employment as an officer of the Company as well as from any other director or officer positions she holds with any of the Company’s subsidiaries or entities affiliated with the Company. The Executive agrees to execute any documents reasonably requested by the Company or any controlled entities in order to effectuate such resignations.

2. Accrued Benefit. The Executive acknowledges and agrees that, prior to executing this Agreement, she has been paid in full for: (i) any Base Salary (as defined in the Employment Agreement) earned through the Last Date of Employment, (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of the Employment Agreement), and (iii) 20 hours of unused vacation that accrued through the Last Date of Employment.

3. Severance Benefits. In exchange for, among other things, the Executive signing, not revoking and complying with the terms of this Separation Agreement:

(i) the Company shall pay the Executive an amount equal to nine (9) months Base Salary (the “Severance Amount”). Notwithstanding the foregoing, if the Executive breaches any of the Continuing Obligations, all payments of the Severance Amount shall immediately cease;

(ii) notwithstanding anything to the contrary in the Company’s equity plan(s) (as the same may be amended from time to time) or any applicable option agreement or stock-based award agreement (collectively, the “Equity Documents”), all time-based stock-based awards held by the Executive in which such stock option or other stock-based award would have vested if the Executive had remained employed for an additional nine (9) months following the Last Date of Employment (the “Time-Based Equity Awards”) shall vest and become exercisable or nonforfeitable as of the Last Date of Employment; provided that, although vesting will cease as of the Last Date of Employment and the ninety (90) day post-employment exercise period with respect to any vested shares will commence on the Last Date of Employment, the termination of the unvested portion of the Executive’s Time-Based Equity Awards that would otherwise occur on the Last Date of Employment will be delayed to the extent necessary to effectuate the terms of this Agreement, and, provided this Separation Agreement has been signed and has become irrevocable, to effectuate the terms of Section 5(a) of the Employment Agreement in the event that a Change in Control (as defined in the Employment Agreement) occurs within three (3) months following the Last Date of Employment;

(iii) if the Executive was participating in the Company’s group health plan immediately prior to the Last Date of Employment and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for nine (9) months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and

(iv) in consideration of costs associated with the Executive’s apartment in Boston, Massachusetts, the Company shall pay the Executive $14,000, less applicable deductions and withholdings, payable along with the First Installment (as defined below) .

The amounts payable under Section 3(i), and (iii) of this Separation Agreement shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over nine (9) months; provided, however, that since the 60-day period begins in one calendar year (2018) and ends in a second calendar year (2019), in accordance with the Employment Agreement the Severance Amount shall begin to be paid in the second calendar year (2019) by the last day of such 60-day period (before February 15, 2019); provided, further, that the initial payment (the “First Installment”) shall include a catch-up payment to cover amounts retroactive to the day immediately following the Last Date of Employment. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section l.409A-2(b)(2).

If the Executive has signed this Separation Agreement and it has become irrevocable, and within three (3) months after the Last Date of Employment a Change in Control occurs, any benefits payable before the Change in Control will continue to be treated as payable under this Section 3, and any benefits payable after the Change in Control will be paid pursuant to Section 5(a) of the Employment Agreement. In no event may there be duplication of benefits under this Section 3 and Section 5(a) of the Employment Agreement.

4. 2018 Incentive Compensation. In addition to the Severance Benefits set forth above in Section 3, and provided the Executive signs, does not revoke, and complies with the terms of this Separation Agreement, the Company shall pay the Executive the greater of (i) the Executive’s Target Annual Incentive Compensation for 2018 (as defined in the Employment Agreement), which the Executive agrees is 40% of her Base Salary, or (ii) the incentive compensation that the Executive otherwise would have received for 2018 (in either case, the “2018 Bonus”). The 2018 Bonus shall be paid out in a lump sum when such amount is actually determined and annual bonuses are paid out to the Company’s executives for 2018, provided that the 2018 Bonus shall be paid no later than March 15, 2019.

5. General Release. The Executive irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, stockholders, employees, in their official and personal capacities as well as the Company’s attorneys, accountants, fiduciaries and agents of each of the foregoing in their official capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Executive signs this Separation Agreement, she has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, the complete waiver and release of all Claims of or arising in connection with or for: the Employment Agreement and the Prior Employment Agreement or any other agreement between the Executive and any of the Releasees, including Claims for breach of express or implied contract; wrongful termination of employment whether in contract or tort; intentional, reckless, or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations, whether prospective or existing; deceit or misrepresentation; discrimination or retaliation under state, federal, or municipal law, including, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Retaliatory Employment Discrimination Act, the North Carolina Persons with Disabilities Protection Act, the North Carolina Equal Employment Practices Act, and Chapter 151B of the Massachusetts General Laws; any claim under any state or local statute, rule, ordinance, or regulation, all contract and quasi-contract claims, claims for promissory estoppel or detrimental reliance, claims for wages, bonuses, incentive compensation, and severance allowances or entitlements, all claims for fraud, slander, libel, defamation, disparagement, intentional infliction of emotional distress, personal injury, negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever, and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, medical fees or expenses, costs, and disbursements; as well as any Claims for alleged wrongful discharge, discrimination or harassment, negligent or intentional infliction of emotional distress, breach of an express or implied contract, promissory estoppel, whistleblower retaliation, other personal injury, fraud or misrepresentation, defamation, invasion of privacy, negligence, retaliation, violation of public policy, or any other unlawful behavior; defamation or damage to reputation; reinstatement; punitive or emotional distress damages; wages, severance pay, vacation pay, back or front pay or other forms of compensation, whether under the Massachusetts Wage Act, M.G.L. c. 149, §§148- 150C, or otherwise; and attorney’s fees and costs. The Executive understands that this general release of Claims includes, without limitation, any and all Claims related to the Executive’s employment by the Company (including without limitation, any Claims against the Company in respect of any stock-based awards of any kind) and the termination of her employment, and all Claims in her capacity as a Company stockholder arising up to and through the date that the Executive enters into this Separation Agreement. Executive understands that this general release does not extend to any rights or Claims that may arise out of acts or events that occur after the date on which the Executive signs this Agreement. Executive represents that she has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement. This release does not affect the Executive’s rights or obligations under this Separation Agreement, nor shall it affect the Executive’s rights, if any, to unemployment compensation benefits, workers’ compensation or vested accrued benefits pursuant to the Company’s employee benefits plan(s), or her rights to indemnification by the Company pursuant to the Indemnification Agreement dated June 8, 2018, coverage, if any, under applicable directors’ and officers’ or other third-party liability insurance policies. Notwithstanding the foregoing, this release does not affect Executive’s rights to assert any claims against those Releasees who are not current or former officers, directors, stockholders or employees of the Company with respect to any claim that Executive may have against any such party that does not relate to Executive’s employment with, or termination from, the Company.

6. Return of Property. On the Last Date of Employment, the Executive shall be required to return all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (“Company Property”). If necessary, the Executive may make arrangements with the Company’s Human Resources team to promptly return such Company Property. By signing below, the Executive acknowledges that all such Company Property has been returned to the Company. After returning all Company Property, the Executive commits to deleting and finally purging any duplicates of files or documents that may contain Company or customer information from any non-Company computer or other device that remains the Executive’s property after the Last Date of Employment.

7. Communications Regarding Departure. The Executive agrees that she will not communicate about her departure with anyone until after the Company’s Chief Executive Officer has made a formal written announcement about the Executive’s departure through an email communication (the “Company Announcement”); provided that the Executive may communicate with her tax advisors, attorneys, and immediate family members about her departure before the Company Announcement, provided further that the Executive first advises such persons not to reveal information about the Executive’s departure and each such person agrees. The Executive has agreed to communicate positively about her employment at the Company as well as her departure both internally and externally. If the Executive publishes a written statement about her employment or her departure, including through email or a social media posting, the Executive shall first have the content approved by the Chief Executive Officer. These obligations shall not in any way affect any person’s obligations to provide truthful information as required by law. Within three business days after the effective date of this Agreement, the Company shall provide the Executive with an electronic copy of her contacts list and Outlook calendar.

8. Non-Disparagement. Subject to Section 11 of this Agreement, the Executive agrees not to take any action or make any statements, written or oral, that are disparaging about or adverse to the business interests of the Company or any of its affiliates or its or their products, services or current or former officers, directors, shareholders, employees, managers or agents. For its part, within two business days after the Executive executes this Agreement, the Company shall instruct in writing the members of the Company’s Board of Directors as well as the Company’s executive management team not to take any action or make any statements, whether written or oral, that are disparaging about or adverse to the Executive. These non-disparagement obligations shall not apply to truthful testimony in any legal proceeding.

9. Continuing Obligations; Termination of Payments; Injunctive Relief. The Executive acknowledges that her right to the Severance Benefits is conditioned on her full compliance with the provisions in Section 7 of the Employment Agreement, including without limitation the Confidentiality and IP Assignment Agreement executed on July 20, 2017 (the “Restrictive Covenant Agreement”), which is hereby incorporated by reference into this Separation Agreement. Collectively, Section 7 of the Employment Agreement,

the Restrictive Covenant Agreement, and Sections 6, 7, and 8 of this Agreement shall be referred to as the “Continuing Obligations.” In the event that the Executive fails to comply with any of the Continuing Obligations, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate the Severance Benefits. Such termination in the event of a breach by the Executive shall not affect the general release in Section 5 or the Executive’s obligation to comply with the Continuing Obligations and shall be in addition to, and not in lieu of, the Company’s rights to other legal and equitable remedies that the Company may have. Further, Executive agrees that it would be difficult to measure any harm caused to the Company that might result from any breach by the Executive of any of the Continuing Obligations and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, Executive agrees that if she breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond, and to recover the Company’s attorney’s fees associated with any such breach by the Executive.

10. Advice of Counsel. This Separation Agreement is a legally binding document and the Executive’s signature will commit the Executive to its terms. The Executive acknowledges that she has been advised to discuss all aspects of this Separation Agreement with her attorney, that she has in fact been represented by counsel, that she has carefully read and fully understands all of the provisions of this Separation Agreement and that the Executive is voluntarily entering into this Separation Agreement.

11. Protected Disclosures. Nothing in this Separation Agreement or otherwise limits the Executive’s: (i) obligation to testify truthfully in any legal proceeding; (ii) right to file a charge, claim or complaint with any federal agency (such as the Equal Employment Opportunity Commission) or any state or local governmental agency or commission (together, a “Government Agency”); or (iii) ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including her ability to provide documents or other information, without notice to the Company.

12. Time for Consideration; Effective Date. The Executive acknowledges that this Separation Agreement replaces the prior proposed agreement provided to the Executive on December 17, 2018. The Executive further acknowledges that she was given twenty-one (21) days to consider the December 17, 2018 agreement and that the last day of the twenty-one (21) day period (the “Consideration Period”) remains unchanged by the offer of this Separation Agreement in place of the December 17, 2018 agreement. To accept this Agreement, the Executive must return a signed, unmodified original or PDF copy of this Agreement so that it is received by the undersigned on or before the expiration of the Consideration Period on January 7, 2019. If the Executive signs this Agreement prior to January 7, 2019, the Executive acknowledges by signing this Agreement that such decision was entirely voluntary and that she had the opportunity to consider this Agreement for the entire Consideration Period. The

Executive and the Company agree that any changes or modifications to this Agreement shall not restart the twenty -one (21) day period. For a period of seven (7) business days from the day of the execution of this Agreement, the Executive shall retain the right to revoke this Agreement by written notice that must be received by the undersigned before the end of such revocation period. This Agreement shall become effective on the business day immediately following the expiration of the revocation period (the “Effective Date”), provided that the Executive does not revoke this Agreement during the revocation period.

13. Enforceability. The Executive acknowledges that, if any portion or provision of this Separation Agreement or the Continuing Obligations shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

14. Entire Agreement. This Separation Agreement along with the Continuing Obligations (including the Restrictive Covenant Agreement) constitute the entire agreement between the Executive and the Company concerning the Executive’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Executive’s relationship with the Company including, without limitation, the unpreserved provisions of the Employment Agreement, provided that the Equity Documents (subject to Section 3(ii) of this Agreement), the Arbitration Provision, and the Indemnification Agreement dated June 8, 2018 between the Executive and the Company, shall continue to be in full force and effect. In addition, and notwithstanding the foregoing, Section 5 of the Employment Agreement shall remain in full force and effect to the extent consistent with the terms of this Agreement.

15. Waiver; Amendment. No waiver of any provision of this Separation Agreement, including the Continuing Obligations, shall be effective unless made in writing and signed by the waiving party. The failure of either Party to require the performance of any term or obligation of this Separation Agreement or the Continuing Obligations, or the waiver by either Party of any breach of this Separation Agreement or the Continuing Obligations shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer of the Company.

16. Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Separation Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Separation Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Separation Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits made to the Executive in connection with the Executive’s employment with the Company.

17. Acknowledgment of Wage and Other Payments. The Executive acknowledges and represents that, except as expressly provided in this Separation Agreement, the Executive has been paid all wages, bonuses, compensation, benefits and other amounts that any of the Releasees has ever owed to the Executive, including without limitation the Relocation Amount (as defined in the Employment Agreement). The Executive is not entitled to any bonus, incentive compensation or other compensation except as specifically set forth in this Separation Agreement.

18. Arbitration. The Parties agree that Section 8 (Arbitration of Disputes) of the Employment Agreement shall remain in full force and effect (the “Arbitration Provision”). Notwithstanding the foregoing, the Arbitration Provision shall not preclude either Party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including without limitation with respect to the breach of the Executive’s Continuing Obligations; provided that any other relief shall be pursued through an arbitration proceeding pursuant to the Arbitration Provision.

19. Governing Law; Interpretation. This Separation Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts without regard to conflict of law principles. In the event of any dispute, this Separation Agreement is intended by the Parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Separation Agreement.

20. Counterparts. This Separation Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Facsimile and pdf signatures shall be deemed to be of equal force and effect as originals.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Separation Agreement on the date(s) indicated below.

COMPANY:

AVROBIO, INC. a Delaware corporation

By:	/s/ Geoff MacKay
Name: Geoff MacKay
Title: Chief Executive Officer

Date:	1/8/2019

EXECUTIVE:

By:	/s/ Katina Dorton
Name: Katina Dorton

Date:	1/7/19

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